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                                                                  EXHIBIT 99.10

[LOGO OF CARDIAC SCIENCE]

                                                                August __, 2001


Dear Artema shareholder:

         The S-4 Registration Statement has been declared effective by the U.S. Securities and Exchange Commission, and we now are able to accept the tender of your Artema shares.

         Enclosed with this letter you will find an Addendum to the Swedish prospectus, a new Acceptance Form which replaces the acceptance form that was sent out with the Swedish prospectus, an application form for "NB
Vardepapperstjanst Bas," the final U.S. prospectus, and a response envelope. Please be advised that:

         o The terms of the Survivalink transaction have changed. Please see the Addendum for further information.

         o All previously submitted Acceptance Forms have been disregarded. If you wish to accept the offer, please complete and return the enclosed Acceptance Form in the response envelope before the expiration of the Acceptance Period ending September 14, 2001.

         o If you already have submitted an application form for "NB Vardepapperstjanst Bas" for the purpose of registering the Cardiac Science shares, you do not need to submit a new one.

         If you have any questions regarding the offer, or you wish to order additional Swedish prospectuses, Addendums, acceptance forms, "NB
Vardepapperstjanst Bas" application forms, or U.S. prospectuses, please call Nordea Securities at +46 8 407 9250.



Yours sincerely,


Roderick de Greef, CFO
On behalf of Cardiac Science